UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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MBNA Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MBNA CORPORATION

1100 North King Street
Wilmington, Delaware 19884

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

      The 2003 Annual Meeting of the Stockholders of MBNA Corporation will be held at the Corporation’s international headquarters located at 1100 North King Street, Wilmington, Delaware on May 6, 2003 at 10:00 a.m. for the following purposes:

1.	To elect nine directors to serve until the next annual meeting and until their successors are elected and qualify;

2.	To act upon a stockholder proposal, opposed by the Board of Directors, which is described in the accompanying Proxy Statement; and

3.	To transact whatever other business may properly be brought before the meeting.

      Only holders of record of the Corporation’s common stock at the close of business on February 7, 2003 are entitled to notice of and to vote at the meeting.

      Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own stock beneficially through a bank, broker or otherwise will be admitted to the Annual Meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

David W. Spartin
Secretary

March 28, 2003

If you hold stock in your own name as a stockholder of record, please mark, sign, date, and return promptly the enclosed proxy in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy. If your stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

      The Securities and Exchange Commission now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. The Corporation has not instituted householding for stockholders of record; however, certain brokerage firms have instituted householding for beneficial owners of the Corporation’s common stock held through brokerage firms. If your family has multiple accounts holding common shares of the Corporation, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or the Corporation’s Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS
STOCKHOLDER PROPOSAL
BOARD OF DIRECTORS’ RESPONSE
INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER BUSINESS
ANNUAL REPORT ON FORM 10-K
CHARTER

Security Ownership of Management and Certain Beneficial Owners	2
Election of Directors	4
Corporate Governance	7
Audit Committee Report	9
Compensation Committee Report on Executive Compensation	10
Compensation Committee Interlocks and Insider Participation	16
Executive Compensation	17
Stock Performance Graph	22
Certain Relationships	23
Stockholder Proposal	24
Board of Directors’ Response	25
Independent Auditors	26
Stockholder Proposals for 2004 Annual Meeting	27
Other Business	27
Annual Report on Form 10-K	27

Appendix
Audit Committee Charter	A-1

MBNA CORPORATION

1100 North King Street
Wilmington, Delaware 19884

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by MBNA Corporation (the “Corporation”) of proxies to be voted at its Annual Meeting of Stockholders to be held at 10:00 a.m. on May 6, 2003, at the Corporation’s international headquarters located at 1100 North King Street, Wilmington, Delaware and at any adjournment thereof. This Proxy Statement will be first mailed or given to holders of the Corporation’s common stock on approximately March 28, 2003.

      Solicitation of proxies may be made by mail, personal interview, telephone, fax and electronic mail by directors, officers and employees of the Corporation. Expenses for such solicitation will be borne by the Corporation. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an anticipated fee of $10,000 plus reimbursement of expenses. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in the common stock of the Corporation registered in names of nominees.

      Any proxy may be revoked by a stockholder at any time prior to its use by execution and delivery of another proxy bearing a later date, by written notice to the Secretary of the Corporation at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

      Only holders of record of the Corporation’s common stock at the close of business on February 7, 2003 are entitled to notice of and to vote at the meeting. On the record date the Corporation had 1,277,671,875 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote. There is no provision for cumulative voting.

      A quorum for the meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. The election of directors requires a plurality of the votes cast at the meeting. The approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast at the meeting.

      Stockholders will vote at the meeting by ballot. Votes cast at the meeting in person or by proxy will be tallied by the Corporation’s transfer agent. Shares held by stockholders present at the meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered to be votes cast on the matter, and thus will have no effect on the result of the vote. “Broker non-votes” (i.e., shares represented by proxies, received from a broker or nominee, indicating that the broker or nominee has not voted the shares on a matter with respect to which the broker or nominee does not have discretionary voting power) will be treated as abstentions — present at the meeting, but not voted, and thus will have no effect on the result of the vote.

      All common stock share numbers and prices included herein have been adjusted to reflect the three-for-two split of the Corporation’s common stock effected as a dividend paid July 15, 2002 to stockholders of record on July 1, 2002.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information with respect to beneficial ownership of shares of the Corporation’s common stock as of February 7, 2003, by each nominee for director, by each named executive officer, and by all directors and executive officers as a group, and, as of December 31, 2002, by each other person known to the Corporation to own beneficially 5% or more of the Corporation’s common stock.

		Percent of
Name	Number of Shares	Outstanding

The Estate of Alfred Lerner(1)	156,059,920	12%
c/o Squire, Sanders & Dempsey, L.L.P. 4900 Key Tower, 127 Public Square Cleveland, Ohio 44114
Norma Lerner(1, 2)	10,000	*
Randolph D. Lerner, Esq.(1, 3)	439,915	*
James H. Berick, Esq.(4)	317,679	*
Charles M. Cawley(5)	12,600,194	1%
Benjamin R. Civiletti, Esq.(6)	222,636	*
John R. Cochran III(7)	8,136,618	*
Bruce L. Hammonds(8)	6,799,422	*
William L. Jews(9)	29,000	*
Stuart L. Markowitz, M.D.(10)	1,045,682	*
William B. Milstead(11)	0	*
Michael Rosenthal, Ph.D.(12)	287,726	*
Richard K. Struthers(13)	4,413,643	*
Lance L. Weaver(14)	4,082,096	*
All directors and executive officers as a group(15)	216,825,869	16%
Name of Investment Advisor
Alliance Capital Management L.P. and affiliates(16)	85,763,561	7%
1290 Avenue of the Americas
New York, New York 10104

*	Less than 1% of the shares outstanding.

(1)	The Estate of Alfred Lerner beneficially owns 156,059,920 shares, including 11,934,375 shares subject to options exercisable within 60 days. The co-executors and beneficiaries of the estate are Mr. Lerner’s widow, Norma Lerner, and his children, Nancy Beck and Randolph D. Lerner. The co-executors have shared voting and investment power with respect to the shares held by the estate. The sums of the shares held by the estate and the other shares beneficially owned by each co-executor are: Mrs. Lerner, 156,069,920; Ms. Beck, 156,059,920; and Mr. Randolph Lerner, 156,499,835. Mrs. Lerner is a director of the Corporation and Mr. Randolph Lerner is a director and executive officer of the Corporation.

(2)	Includes 10,000 shares subject to options exercisable within 60 days.

(3)	Includes 326,010 shares subject to options exercisable within 60 days; does not include 300,000 shares subject to options exercisable at later dates.

(4)	Includes 274,058 shares subject to options exercisable within 60 days; does not include 22,780 shares owned by Mr. Berick’s sons as to which Mr. Berick disclaims beneficial ownership.

(5)	Includes 2,270,772 restricted shares and 9,679,710 shares subject to options exercisable within 60 days.

(6)	Includes 190,856 shares subject to options exercisable within 60 days and 26,250 shares owned by Mr. Civiletti’s wife.

(7)	Includes 2,007,953 restricted shares and 6,053,862 shares subject to options exercisable within 60 days; does not include 2,525,000 shares subject to options exercisable at later dates.

(8)	Includes 2,007,953 restricted shares and 4,652,110 shares subject to options exercisable within 60 days; does not include 2,525,000 shares subject to options exercisable at later dates.

(9)	Includes 27,500 shares subject to options exercisable within 60 days.

(10)	Includes 274,058 shares subject to options exercisable within 60 days.

(11)	After the record date, Mr. Milstead purchased 1,000 shares. In addition, he will receive an option to purchase 5,000 shares if he is elected as a director.

(12)	Includes 274,058 shares subject to options exercisable within 60 days; does not include 20,502 shares owned by Dr. Rosenthal’s wife as to which Dr. Rosenthal disclaims beneficial ownership.

(13)	Includes 1,201,256 restricted shares and 3,127,679 shares subject to options exercisable within 60 days; does not include 1,695,000 shares subject to options exercisable at later dates. Includes 34,635 shares with shared voting and investment power.

(14)	Includes 1,321,109 restricted shares and 2,692,500 shares subject to options exercisable within 60 days; does not include 1,695,000 shares subject to options exercisable at later dates.

(15)	Includes 13,291,873 restricted shares and 44,560,753 shares subject to options exercisable within 60 days; does not include 18,325,000 shares subject to options exercisable at later dates. Includes 82,579 shares with shared voting and investment power. Also reflects 156,059,920 shares, including 11,934,375 shares subject to options exercisable within 60 days, beneficially owned by the Estate of Alfred Lerner for which Norma Lerner and Randolph Lerner have shared voting and investment power.

With respect to the restricted shares, the holder has sole voting power and no investment power. Unless otherwise indicated, all other shares are owned with sole voting and investment powers. No nominee for director or executive officer of the Corporation beneficially owns any shares of the Corporation’s preferred stock.

(16)	According to their report on Schedule 13G, as of December 31, 2002, Alliance Capital Management L.P. (“Alliance”) and certain affiliates of Alliance (together with their parent corporations AXA Financial, Inc., AXA, and certain AXA affiliates) were deemed to beneficially own in the aggregate 178,947,430 shares, or 14%, of the Corporation’s common stock, primarily held for investment advisory clients. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. The table includes only the 85,763,561 shares that the reporting persons had sole power to vote. In addition, according to the Schedule 13G, the reporting persons had no power to vote 54,006,231 shares, shared power to vote 39,177,638 shares, sole power to dispose of 178,934,221 shares and shared power to dispose of 13,209 shares. Alliance has provided a Schedule 13G to the Corporation in which it certified that it acquired the shares of the Corporation’s common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

ELECTION OF DIRECTORS

      The Governance Committee of the Board of Directors has proposed nine nominees for election as directors to serve for the coming year and until their successors are elected and qualify. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. The Governance Committee does not intend to select another nominee if any current nominee should be unable to serve. All of the Corporation’s directors also serve as directors of MBNA America Bank, N.A. (the “Bank”), the Corporation’s principal subsidiary.

Name	Age	Position

James H. Berick, Esq.	69	Retired Partner, Squire, Sanders & Dempsey L.L.P., attorneys
Charles M. Cawley	62	President and Chief Executive Officer of the Corporation
Benjamin R. Civiletti, Esq.	67	Chairman, Venable, Baetjer and Howard, LLP, attorneys
William L. Jews	51	President and Chief Executive Officer, CareFirst BlueCross BlueShield; Chief Executive Officer, Blue Cross Blue Shield of Delaware
Norma Lerner	67	Investor
Randolph D. Lerner, Esq.	41	Chairman of the Corporation; Owner, Cleveland Browns
Stuart L. Markowitz, M.D.	55	Internist and Managing Partner, Drs. Markowitz, Rosenberg, Stein & Associates, physicians
William B. Milstead	62	Retired Partner, Ernst & Young LLP, certified public accountants
Michael Rosenthal, Ph.D.	65	Professor of English, Columbia University

Mr. Berick has been a director of the Corporation since January 1991 and a director of the Bank since April 1991. He retired on December 31, 2002 as a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was Chairman from July 1986 until January 2000. He was President and Treasurer of Realty ReFund Trust, a real estate investment trust, from 1990 through January 1998. He is a director of The Town and Country Trust.

Mr. Cawley has been Chief Executive Officer of the Corporation since November 2002 and has been President and a director of the Corporation since January 1991. He also served as Chief Executive Officer of the Bank from 1990 to May 2002. He served as Chairman of the Bank from 1991 to 2002 and as President from 1985 to 2002. He has been a director of the Bank since 1982. He has more than 40 years of management experience in the financial services industry. He was the senior member of the management team that founded the Bank in 1982 and has directed its activities since that time. A graduate of Georgetown University and a former member of its Board of Directors, Mr. Cawley also serves on the boards of the University of Delaware, St. Benedict’s Preparatory School, the George Bush Presidential Library Foundation, and the National Urban League.

Mr. Civiletti has been a director of the Corporation and the Bank since April 1993. He served as Managing Partner of Venable, Baetjer and Howard, LLP from 1987 to 1993 and has served as Chairman since 1993. He was Attorney General of The United States from 1979 to 1981. He is a director of Bethlehem Steel Corporation and Wackenhut Corrections Corporation.

Mr. Jews has been a director of the Corporation and the Bank since June 2000. He is the President and Chief Executive Officer of CareFirst BlueCross BlueShield and is Chief Executive Officer of Blue Cross Blue Shield of Delaware. He serves as a director of the National Blue Cross and Blue Shield Association, Choice Hotels International, Inc., Ecolab, Inc. and the Ryland Group. He is also a Governor of the Federal Reserve Board of Richmond and a member of the University of Maryland Baltimore County President’s Advisory Board and the Baltimore County Revenue Authority.

Mrs. Lerner has been a director of the Corporation and the Bank since November 2002. Mrs. Lerner is the widow of Al Lerner, the former Chairman and Chief Executive Officer of the Corporation. She is a long time civic leader in Cleveland, Ohio. She is a member of the MBNA Foundation Grants Committee and of the boards of trustees of University Hospitals of Cleveland, the University Hospitals of Cleveland Health System and the Musical Arts Association in Cleveland. She is co-founder of the Lerner Research Institute at the Cleveland Clinic.

Mr. Randolph D. Lerner has been Chairman of the Corporation since November 2002 and was Vice Chairman from August 2002 until November 2002. He also has been a director of the Corporation and the Bank since April 1993. He is the owner and Chairman of the Cleveland Browns football team and is a partner in Securities Advisors, L.P., which he has managed since September 1991. He is Chairman of the Board of Trustees of the New York Academy of Art, and a member of the Board of Trustees of the Hospital for Special Surgery in New York City. He is a member of the District of Columbia and New York Bar Associations and is Norma Lerner’s son.

Dr. Markowitz has been a director of the Corporation and the Bank since April 1991. He is an internist and Managing Partner of Drs. Markowitz, Rosenberg, Stein & Associates, a private medical practice, and is Clinical Professor at Case Western Reserve University, College of Medicine, where he has taught since 1976. He is a member of the Medical Board and a volunteer physician for The Jewish Children’s Bureau in Cleveland.

Mr. Milstead has been nominated by the Governance Committee for election as a director of the Corporation. He is a former partner of Ernst & Young LLP, having retired in March 1997. He was employed by Ernst & Young in public accounting and auditing for 31 years, the last 19 years as a partner. He served as the coordinating partner for the Corporation at the time of its initial public offering in 1991 and until 1993.

Dr. Rosenthal has been a director of the Corporation and the Bank since April 1991. He has taught at Columbia University since 1964, served as Associate Dean responsible for academic administration from 1972 to 1989, served as Professor of English from 1989 to 2000 and has been Roberta and William Campbell Professor in the Humanities, an endowed chair, since 2000. He is a member of the Authors Guild.

      The Board elected Mrs. Lerner to fill the vacancy on the Board of Directors resulting from Al Lerner’s death. The Governance Committee nominated Mr. Milstead to fill the vacancy on the Board resulting from the resignation of Bernadine P. Healy, M.D.

      The election of directors requires a plurality of the votes cast at the meeting.

      The Board of Directors recommends a vote FOR each nominee for director.

CORPORATE GOVERNANCE

      The Corporation’s Board of Directors is committed to adopting and implementing corporate governance programs that represent best practices. During 2002, the Board of Directors made changes in corporate governance practices that it believes accomplish that objective as described below.

      In August 2002, the New York Stock Exchange proposed substantial amendments to its listing standards relating to corporate governance. In advance of the amendments being finalized, the Board of Directors has adopted and follows substantially all of the corporate governance practices set forth in the proposals. Because the proposals will become effective only after final approval by the Securities and Exchange Commission, the Board of Directors may need to modify its corporate governance practices if the SEC modifies the NYSE proposals prior to adoption.

      The Board of Directors has adopted corporate governance guidelines that cover the number and qualifications of directors, the responsibilities of directors, Board committees, director access to officers and employees, director compensation, management succession and Board performance. The guidelines may be viewed on the Corporation’s website.

      The Board of Directors has approved a revised charter for each Board committee that incorporates the applicable provisions of the NYSE proposals. Each of the charters may be viewed on the Corporation’s website.

      The Board of Directors has named Mr. Civiletti to serve as lead director. As lead director, Mr. Civiletti’s responsibilities include assisting with communications between Board members and management and presiding over executive sessions of the Board of Directors. Management directors and members of management do not participate in executive sessions of the Board. Mr. Civiletti will also perform such other responsibilities as the Board of Directors may from time to time delegate to him to assist the Board in performing its responsibilities. Stockholders interested in communicating with the non-management directors or with Mr. Civiletti may do so by writing to Lead Director, MBNA Corporation, 1100 North King Street, Wilmington, Delaware 19884-0156.

      Two-thirds of the directors (including Mr. Milstead, if elected) and all of the members of each committee of the Board are “independent of management” as defined in the NYSE’s existing rules for members of the Audit Committee. While the Board has not made any determination as to whether the members of the Board and the committees will be independent under the proposed NYSE rules or the rules to be adopted pursuant to the Sarbanes-Oxley Act because they may change prior to adoption, the Board intends to do so promptly once those rules are finalized.

      The Governance Committee has nominated Mr. Milstead for election to the Board of Directors. Prior to his retirement in 1997, Mr. Milstead was employed by Ernst & Young LLP for 31 years as a certified public accountant and auditor, the last 19 years as a partner. He was the coordinating partner for the Corporation at the time of its initial public offering in 1991 and for two years thereafter. He has not provided accounting services to the Corporation since 1993. The Governance Committee has determined that Mr. Milstead is a “financial expert” under the Sarbanes-Oxley Act. It is anticipated that Mr. Milstead will serve as a member of the Audit Committee if he is elected.

      The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Mr. Jews (Chairman), Messrs. Berick and Civiletti and Drs. Markowitz and Rosenthal serve as the Audit Committee. The same directors also serve as the members of the Compensation Committee and the Governance Committee. Mr. Berick is chairman of the Compensation Committee; Mr. Civiletti is chairman of the Governance Committee. Mr. Jews and Drs. Markowitz and Rosenthal serve as the Stock Option Committee, a subcommittee of the Compensation Committee.

      The Audit Committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. A full statement of its responsibilities is set forth in its charter. The charter is attached as an Appendix to this Proxy Statement. The Audit Committee’s report for 2002 is included on page 9 of this Proxy Statement under “Audit Committee Report.”

      The Compensation Committee determines the compensation of the Corporation’s senior executives and administers the Corporation’s Senior Executive Performance Plan. The Stock Option Committee grants stock options and restricted shares under the Corporation’s 1997 Long Term Incentive Plan. The Compensation Committee’s report for 2002 is included on pages 10 to 16 of this Proxy Statement under “Compensation Committee Report on Executive Compensation.”

      The Governance Committee nominates candidates for election to the Board of Directors, considers the size, structure, composition and functioning of the Board of Directors, the independence and other qualifications of directors and candidates for nomination for election to be directors, and oversees the Corporation’s ethics policy and program. The Governance Committee will consider persons recommended by stockholders for nomination for election to be directors. Stockholders must follow the prior notice requirements as described under “Stockholder Proposals for 2004 Annual Meeting” on page 27 of this Proxy Statement.

      During 2002, the Board of Directors held twelve meetings, the Audit Committee held eight meetings, the Compensation Committee held seven meetings, the Stock Option Committee held two meetings, and the Governance Committee held three meetings. Each of the directors attended at least 75% of the board and applicable committee meetings held during 2002 during the period for which he or she was a director.

      During 2002, the directors of the Corporation who are not officers of the Corporation each received $50,000 annually for their services, and $1,500 for each meeting of the Board of Directors or applicable committee attended. During 2003, directors will receive $70,000 annually for their services to the Board of Directors and $1,500 for each meeting of the Board of Directors or applicable committee attended. In addition, during 2003, directors will receive $15,000 annually for their services to the Audit Committee, $5,000 annually for their services to each of the other two Board committees, and $15,000 annually for their services as chairpersons of the committees. Mrs. Lerner received a prorated fee for her services since becoming a director in November 2002, and Mr. Randolph Lerner received a prorated fee for his services through August 2002 when he became a Vice Chairman of the Corporation. Directors who are not officers of the Corporation may elect to defer their annual retainer and meeting fees pursuant to the Corporation’s deferred compensation plan.

      During 2002, each director (other than Mr. Cawley) received an option for 5,000 shares of the Corporation’s common stock pursuant to the Corporation’s 1997 Long Term Incentive Plan. Under the 1997 Plan, each director who is not an officer receives an option for 5,000 shares of common stock upon election to the Board and on January 2 of each year thereafter. The exercise price of the options is the fair market value of the common stock on the grant date. The options are exercisable immediately and have a term of ten years but expire sooner if the holder ceases to be a director.

AUDIT COMMITTEE REPORT

      The role of the Audit Committee is oversight of matters relating to accounting, internal controls, auditing, financial reporting, legal and regulatory compliance and other matters that may be delegated to the Audit Committee by the Board of Directors. The Committee’s role is limited to this oversight. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for conducting proper audits and reviews of the Corporation’s consolidated financial statements.

      In carrying out its oversight function, the Audit Committee, among other matters:

•	Oversees management’s development, implementation and maintenance of the Corporation’s system of internal controls and its system of disclosure controls and procedures for preparation of financial reports, including review of the process for the certification by the chief executive officer and chief financial officer of the Corporation’s annual report on Form 10-K and quarterly reports on Form 10-Q;

•	Appoints the independent auditors, reviews and approves the independent auditor’s audit scope, fees and terms of engagement, evaluates the performance of the independent auditors, and has the authority to replace the independent auditors;

•	Reviews the quarterly and annual consolidated financial statements prepared by management and audited or reviewed by the independent auditors and discusses them with management and the independent auditors; and

•	Reviews the quarterly and annual financial reports prepared by management.

      The Audit Committee met eight times during 2002. The Audit Committee reviewed the Corporation’s disclosure controls and procedures, including a report from the Chief Auditor of the results of the internal audit review of the disclosure controls and procedures. The Audit Committee’s meetings included, when appropriate, executive sessions with the independent auditors and internal auditors without the presence of management.

      In performance of its oversight function, the Committee has reviewed and discussed the Corporation’s 2002 audited consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of the audit, including the auditors’ judgement about the quality of the accounting principles applied in the Corporation’s 2002 audited consolidated financial statements. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and has discussed with the auditors the auditors’ independence.

      Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

James H. Berick, Esq.
Benjamin R. Civiletti, Esq.
William L. Jews
Stuart L. Markowitz, M.D.
Michael Rosenthal, Ph.D.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following report is submitted by the Corporation’s Compensation Committee and Stock Option Committee on the Corporation’s executive compensation for 2002. Each member of the Compensation Committee and the Stock Option Committee is a non-employee director. The Compensation Committee is comprised of Messrs. Berick, Civiletti and Jews and Drs. Markowitz and Rosenthal. The Stock Option Committee is comprised of Mr. Jews and Drs. Markowitz and Rosenthal.

      The Corporation’s compensation program provides annual cash compensation to senior executives that recognizes short term Corporation performance, and long term compensation that encourages executive officers to focus on the future as well as the present. The program is designed to reward current performance in proper context with the long term health of the Corporation. Annual cash compensation consists primarily of salary and bonus. Long term compensation programs include stock options, restricted shares and retirement programs. Incentive-based compensation, comprised of bonuses and restricted shares granted, was approximately 85% of the total compensation provided in 2002 to the most senior executive officers named in the Summary Compensation Table.

Corporate Performance

      The Compensation Committee has a formal process in place to review accomplishments each year in connection with its determination of the compensation of senior executives. Every quarter, the Board received a full update on the Corporation’s financial results. In addition, the Committee reviewed the “2002 Year In Review”, a 23-page document prepared by members of the Corporation’s management committee, which contained a detailed explanation of the Corporation’s activities and results for 2002. The Annual Report to Stockholders also contains an extensive discussion of the Corporation’s activities and financial results. The following is a summary of information considered by the Committee when it made its compensation decisions.

      The first focus of the Compensation Committee was on financial performance. The Compensation Committee measures Corporation performance primarily by achievement of the objectives set forth in the Corporation’s financial plan, including goals for net income, managed loans, new accounts, managed credit losses, customer retention and operating efficiency. The inclusion of goals for managed loans and new accounts, which determine future results, ensures that management does not sacrifice future growth to achieve the current year net income objective.

      In 2002, the management of the Corporation produced its twelfth consecutive year of consistent earnings growth. Net income for 2002 increased 4.2% to $1.8 billion. Excluding the FFIEC mandated change in the estimated value of accrued interest and fees, net income would have been $1.9 billion, an increase of 14% over 2001.

      The Corporation once again increased earnings and maintained credit losses well below the industry average, despite a continued slowdown in the U.S. economy. Year over year, U.S. revolving consumer credit growth slowed below 2.0% in 2002, the lowest level in the Corporation’s history. Nationally, mortgage refinancing volume increased dramatically in the latter part of 2002 as the Federal Funds rate stayed at historically low levels. Further, unemployment reached 6% in 2002, its highest rate since 1994, and bankruptcy filings continued to trend at record levels. The S&P 500 Index and the Dow Jones Industrial Average were down for the third year in a row, a trend that has not been seen since 1941. Against this backdrop, regulators who examine financial services companies began to focus on policy changes directed at the credit card lending business impacting the overall profitability of the credit card business. Through this more difficult environment, the Corporation produced another year of earnings growth aided by its commitment to credit quality, slower growth in expenses, and a lower cost of funds rate.

      The Corporation has produced earnings increases in each of the 12 years since it became a public company. This consistent performance is matched by only a few companies in the S&P 500. In just twelve years, the Corporation has grown from 4,000 people located in three states serving 6 million Customers to 28,000 people in 11 states, the United Kingdom, Ireland, Canada and Spain serving more than 50 million Customers.

      During 2002, management solidified the Corporation’s position as the world’s largest independent credit card lender by increasing managed loans to $107.3 billion and adding 12 million new accounts. Managed loans consist of the Corporation’s loans held for securitization, loan portfolio and securitized loans. The characteristics of new cardholders were consistent with the superior quality of existing Customers. Managed loan losses increased 25 basis points to 4.99% from 4.74% in 2001. Loan losses continued to be significantly below the MasterCard/ Visa industry average.

      The Corporation has established a unique marketing advantage — selling to people with a strong common interest. Products are marketed through the endorsement of more than 5,100 organizations and financial institutions. In 2002, the Corporation continued to strengthen this marketing advantage. During the year, 405 new organizations and financial institutions endorsed the Corporation’s products. Endorsements received in 2002 include, for example, Georgia State University, the National Basketball Association, Canadian Bar Association, Lucasfilm, Rotary International (U.K. and Canada), Ohio State University, Bass Pro Shops, Mothers Against Drunk Driving (M.A.D.D.), Ritz Camera Centers, Florida Marlins, University of Pittsburgh and Children’s Wish Foundation. Other banks have recognized the power of marketing through the endorsement of membership organizations and financial institutions and have tried to win away the Corporation’s endorsements. Despite this competition, management renewed contracts with more than 1,100 organizations and financial institutions in 2002, including Indianapolis Motor Speedway, Manchester United (U.K.), Canadian Society for Civil Engineering (Canada), National Hockey League, University of Massachusetts — Boston, and the LPGA, successfully protecting and expanding this valuable marketing franchise.

      This unique marketing proposition gets high quality applicants for the Corporation’s products and a disciplined underwriting process ensures the right Customers are selected. There is an unrelenting focus on the quality of each individual Customer. The typical new cardholder added in 2002 has a $72,000 annual household income, has been employed for 11 years, owns a home, and has a 17-year history of paying bills promptly. It is management’s focus on quality and control that results in loan losses significantly below industry averages.

      Equally important to getting the right Customers is keeping them. The Corporation keeps its Customers by providing top quality service. In 2002, Customers contacted the Corporation nearly 100 million times. Customer satisfaction remained high, with surveys indicating that Customers are satisfied with the service provided 91% of the time. As a result, Customers use the Corporation’s credit cards 56% more than the average credit card Customer and their typical purchase is 19% larger than the average credit card transaction.

      Throughout 2002, the Corporation also continued to expand sensibly its international operations. MBNA entered its fourth international market in September 2002 with the opening of MBNA España. After its inception, MBNA España initiated a direct mail campaign, signed letters of intent with financial institutions, sports clubs, and other groups and identified more than 300 group partnership prospects. At the end of 2002 MBNA España had 90 people taking Customer calls and decisioning loans from offices of MBNA Europe in Chester, England and MBNA España’s new office outside Madrid in Las Rozas, Spain. MBNA Europe, also serving Customers in Ireland and the United Kingdom, was established in 1993 and MBNA Canada was established in 1997. The international businesses have grown to over 8.2 million accounts with $15.8 billion in managed loans, a 47% increase from 2001. More than 4,700 people now work in these countries and 3 million new accounts were added in these countries in 2002. MBNA Europe received the endorsement of 73 new organizations in 2002 and MBNA Canada received 68 new endorsements from organizations. Together, these businesses are endorsed by more than 1,350 membership organizations and financial institutions.

      During 2002, the Corporation’s Consumer Finance portfolio increased ending loans by $170 million from 2001, with managed loans reaching $12.0 billion in 2002. Consumer Finance added more than 700,000 new accounts in 2002. During the fourth quarter of 2002, the Corporation increased its reserve coverage for the consumer lending products in its portfolio. Consumer lending loan losses are somewhat higher than credit card losses; however, the business continues to be attractively profitable.

      The Corporation was able to improve operational efficiencies during 2002 enabling more investment in growth opportunities. Total operating expense was controlled, increasing only 5.1% year over year, while management increased business development expense 6%, more in line with loan growth.

      The single most important contributor to the Corporation’s success is the commitment of its people. It is senior management’s responsibility to create a work environment where each person is absolutely committed to satisfying the Customer. The Compensation Committee considers how well management does in focusing on the people of the Corporation. One of the key elements of the Corporation’s success in producing consistent results has been the consistency of its management team. Charles M. Cawley, Bruce L. Hammonds, John R. Cochran and other executive management have an average 23 years of management experience in the financial services industry and 18 years at the Corporation. The Corporation has experienced almost no turnover within its core management team since it was established in 1982. The top 150 managers have on average 18 years’ tenure in financial services and 13 years at the Corporation. The Compensation Committee recognizes the importance of effective compensation programs in retaining a talented and stable management team.

      Senior management has emphasized the importance of maintaining superior controls in all of the Corporation’s activities. As a result, the Corporation experienced no significant control issues in 2002.

      In addition to the financial performance of the Corporation, the Compensation Committee takes into account social responsibility. Every year since the Corporation was established in 1982, senior executives have been very involved in the communities where the Corporation has operations. Senior executives ensure that people working at the Corporation are also involved in community activities. Senior managers and others who work at the Corporation donated more than $60 million to various community organizations in recent years. The recipients included the MBNA Foundation, which provides scholarships and education grants to teachers, the United Way, Christiana Care Foundation and the NAACP. The Corporation’s senior management is involved not only in financial support, but also through a commitment of time in volunteer efforts and leadership of community organizations.

      Management focuses on the Corporation’s people, Customers, stockholders, and the community. Each is an important factor to the Compensation Committee. In addition to the stellar results produced by management during 2002, the Corporation was also able to significantly support the communities where its people live and work.

      The Corporation’s strong financial performance has also been recognized by many publications and organizations. In 2002, the American Banker reported the Corporation as one of the top banks in return on assets. BusinessWeek magazine ranked MBNA the #1 top performing bank in the United States and the 4th overall in BusinessWeek’s Performance Ratings of S&P 500 companies, and Bloomberg included the Corporation in its “Beautifully Boring” list, for companies that have achieved earnings growth in each of the last ten years.

      The Corporation’s results have been so consistently outstanding over the years that the effort needed to produce those results might not be apparent. The Compensation Committee, however, is well aware of the intensity and dedication demanded of the management and people of the Corporation. The Committee reviews the Corporation’s results each year and determines compensation for senior management in light of effort and achievement.

Annual Compensation

      The Compensation Committee determines annual salaries and bonuses for senior executives. Salaries are based primarily on experience, responsibilities and corporate and individual performance. Bonuses for the most senior executive officers are based on corporate performance.

      The Compensation Committee measures corporate performance as described in detail above. The Corporation achieved its net income goal and substantially achieved all other 2002 performance objectives, such as growth in managed loans and new accounts. Based on the Corporation’s results, in early January 2003 the Compensation Committee approved bonuses for 2002. At a subsequent meeting the Compensation Committee also considered the impact to the Corporation’s 2002 results of management’s decision in January 2003 to change the allowance for loan losses to increase its coverage for Consumer Finance loans as of the end of 2002, discussed above, and the circumstances surrounding this change. The Corporation’s reported 2002 net income increased 4.2% over 2001. Excluding the accounting change in the estimated value of accrued interest and fees, the Corporation’s net income would have been $1.9 billion, an increase of 14% over 2001, and excluding the $109.5 million addition to the allowance for loan losses, net income would have been $2.0 billion, an increase of 18% over 2001. The Compensation Committee also considers, but gives less weight to, the competitive and economic environment in which these results are achieved and other factors, such as superior customer quality, results of regulatory examinations and the total return on the Corporation’s common stock compared to the S&P 500 and S&P Financial Indices. Based on the above factors, the Compensation Committee approved bonuses for 2002. Also as discussed below, total annual cash compensation for the Corporation’s senior executives (other than Mr. Lerner) decreased in 2002 from 2001 as a result of the Committee’s approval of management’s recommendation to pay 50% of the bonus amounts in restricted shares.

      The Compensation Committee approved bonuses to the named senior executives equal to 200% of 2002 salary. A portion of the 2002 bonuses paid to the Corporation’s senior executives named in the Summary Compensation Table was paid under the Corporation’s Senior Executive Performance Plan, which provided for payment of 2002 bonuses in an amount equal to 200% of 2001 base salary if the Corporation achieved the 2002 net income objective established by the Compensation Committee. The net income objective established was before extraordinary items and the cumulative net effect of accounting changes. The Corporation achieved the 2002 net income objective before extraordinary items and the cumulative net effect of accounting changes. 2002 salaries for the named senior executives increased over 2001 base salaries as a result of the Corporation having become larger and its business more complex and because of increased responsibilities for these senior executives in 2002. In 2002 Mr. Hammonds became Chairman and Chief Executive Officer of the Bank, Mr. Cochran became President and Chief Operating Officer of the Bank, Mr. Weaver became Chief Administrative Officer of the Corporation and Mr. Struthers became Chief Loan Officer of the Corporation. In 2002, Mr. Cawley relinquished his leadership of the Bank to focus on the management of the Corporation and succeeded Mr. Lerner as Chief Executive Officer of the Corporation. Mr. Cawley did not receive any salary increase at the time of his promotion to Chief Executive Officer of the Corporation. For Mr. Cawley, the total 2002 bonus was $6,000,000, of which $5,000,000 was paid under the Senior Executive Performance Plan.

      The Committee also approved management’s recommendation to pay 50% of the 2002 bonus amounts to senior executives in cash and 50% in the form of restricted shares of the Corporation’s common stock. The restricted shares were valued based on the market value of the Corporation’s common stock on the grant date. The Bonus column in the Summary Compensation Table on page 17 includes the cash portion of the 2002 bonus amounts. The restricted share portion of the 2002 bonus amounts is included in the Restricted Shares column. Payment in restricted shares provides the executives with additional incentive to remain with the Corporation. These restricted shares vest 40% on December 1, 2004 and 20% on each subsequent December 1 until fully vested. In addition, the shares vest upon retirement at or after age 65, death or disability, or a change in control of the Corporation. The restricted shares granted to Mr. Cawley also vest in the event of a change in the

Chief Executive Officer of the Corporation to someone other than him. The value of the restricted shares at the date of grant is expensed over the vesting period.

      Mr. Lerner served as Chairman and Chief Executive Officer of the Corporation until his death in October 2002. The Compensation Committee approved payment of Mr. Lerner’s salary through the end of 2002 and payment in cash of his full bonus for 2002 of $6,000,000.

      The Compensation Committee also reviewed and considered salaries, bonuses and certain long term compensation paid in 2001 to chief executive officers of other publicly held companies that issue credit cards (the most recent data available). Several of these companies, along with others, are included in the S&P Financial Index comparison in the Stock Performance Graph. Because there are significant differences in business lines, size, earnings, corporate performance, compensation practices, and other factors, the Compensation Committee did not give much weight to this information. The Compensation Committee also considered other benefits received by the senior executives as described below.

Long Term Compensation

      The Stock Option Committee grants stock options and restricted shares to executive and other officers and key employees under the Corporation’s 1997 Long Term Incentive Plan.

      In October 2001, the Stock Option Committee approved restricted share awards to the six senior executive officers named in the Summary Compensation Table. A portion of the shares were granted effective in January 2002 and are included in the Summary Compensation Table for 2002. The value of these restricted shares, based on the market price on the grant date, was $3,520,000 for each of Mr. Lerner and Mr. Cawley.

      The Stock Option Committee also approved special restricted share grants to Messrs. Lerner and Cawley in October 2001 as additional compensation for their outstanding leadership and their contributions to the Corporation’s success and growth since its initial public offering in 1991, and an incentive to remain with the Corporation and maintain the long standing continuity of management. At that time, the Committee granted 1,500,000 restricted shares to each of Messrs. Lerner and Cawley, with 375,000 shares granted effective in each of January 2002, 2003, 2004 and 2005. The January 2002 grant was made as originally scheduled. In September 2002, the Committee approved a change in the effective date of the grant of 230,980 of the previously approved restricted shares for Mr. Lerner and for Mr. Cawley to September 2002 and the effective date of the grant of the remaining 894,020 previously approved restricted shares for each of Mr. Lerner and Mr. Cawley to January 1, 2003. In addition, the Compensation Committee approved payment to Mr. Lerner and Mr. Cawley of additional cash compensation in lieu of dividends on the 894,020 shares that could not be granted until effective January 1, 2003. The Stock Option Committee accelerated the grants because Mr. Lerner and Mr. Cawley had earned the restricted shares by their performance since the Corporation’s initial public offering. The Corporation’s excellent performance since the award of the shares further justified the change in the effective grant dates. The Summary Compensation Table for 2002 includes the value of these restricted shares granted in January and September 2002. The value of these restricted shares, based on the market price on the respective grant dates, was $13,511,992 for each of Messrs. Lerner and Cawley. The Summary Compensation Table for 2002 does not include the restricted share awards granted effective in January 2003 to Mr. Cawley; these shares will be included in the 2003 Summary Compensation Table. The value of the shares granted to Mr. Cawley effective in January 2003, based on the market price on the grant date, was $17,004,260. The additional restricted shares to be granted to Mr. Lerner effective January 2003 were not granted due to Mr. Lerner’s death.

      Restricted shares may not be sold or transferred during the restricted period and the restrictions will lapse upon the executive’s retirement at or after age 65, death or disability, or a change in control of the Corporation or as otherwise determined by the Stock Option Committee. The restricted shares granted to Mr. Cawley also vest in the event of a change in the Chief Executive Officer of the

Corporation to someone other than him. All of Mr. Lerner’s outstanding restricted shares vested at the time of his death in October 2002 in accordance with the terms of the awards.

      In October 2001, the Stock Option Committee also approved special stock option grants to Messrs. Lerner and Cawley. The Committee granted stock options for 3,000,000 shares to Mr. Cawley and for 1,500,000 shares to Mr. Lerner effective in January 2002. These stock options were exercisable immediately. These stock options are included in the Summary Compensation Table for 2002 and the 2002 Options Table.

      The Stock Option Committee granted stock options for 2002 (primarily in May 2002) for a total of 20,532,250 shares of common stock to approximately 190 employees, including the Corporation’s most senior executive officers. Messrs. Lerner and Cawley did not receive any additional stock options in 2002, other than the January 2002 stock option grants described above, because they had received option grants for 2002 in October 2001. Messrs. Hammonds, Cochran, Weaver and Struthers received additional grants in May 2002 because of their promotions in 2002. The options were granted based on the recipient’s position and responsibilities with the Corporation. All of the options were granted with an exercise price equal to the fair market value of the common stock on the grant date and have a ten-year term. The options are exercisable in installments over a five-year period.

      The Stock Option Committee from time to time considers waivers of the restrictions on certain restricted shares. During 2002, the Committee approved a waiver of the restrictions on certain restricted shares granted in 1999 and 2000 to Mr. Cawley for 825,000 shares. In determining to waive restrictions on restricted shares, the Committee considered the fact that the restricted shares were awarded in consideration of Mr. Cawley’s past performance and thus had already been earned.

      Senior executives participate in the Corporation’s Supplemental Executive Retirement Plan and split dollar life insurance program. These programs provide retirement benefits for those participants who remain with the Corporation until retirement at age 60. If a participant engages in competition with the Corporation following termination of employment, these benefits are forfeited. Senior executives also participate in the Corporation’s pension plan, deferred compensation plan, 401(k) plan and other broad-based benefit plans.

Deductibility of Executive Compensation

      The Compensation Committee considers the effect of limitations on deductibility for federal income tax purposes of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to an executive officer named in the Summary Compensation Table for that year provided that the executive officer is employed with the Corporation as of the end of that year. The limitation does not apply to any compensation paid to Mr. Lerner in 2002 because of his death in October 2002.

      Salaries and other current compensation in excess of $1,000,000 paid for 2002 to each of the other named executive officers are not deductible. All of the bonuses paid for 2002 pursuant to the Senior Executive Performance Plan will be fully deductible. The additional bonuses paid to each of the named executive officers (other than Mr. Lerner) will not be deductible.

      The tax deductions related to exercise of stock options granted by the Stock Option Committee pursuant to the 1997 Long Term Incentive Plan will not be subject to limits on deductions.

      The Corporation incurs compensation expense for federal income tax purposes for restricted stock grants in the year when the restricted shares vest. If the restricted shares vest in a year when the executive officer is no longer named in the Summary Compensation Table, such as at retirement, the compensation expense will be deductible. However, if the Stock Option Committee approves a waiver of the restrictions on restricted shares in a year when an executive officer is still named in the Summary Compensation Table, the Corporation is not able to deduct the compensation expense for federal income tax purposes.

James H. Berick, Esq.
Benjamin R. Civiletti, Esq.
William L. Jews
Stuart L. Markowitz, M.D.
Michael Rosenthal, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation Committee are listed above. No member of the Compensation Committee has served as an executive officer or employee of the Corporation or served during 2002 as an executive officer of another entity of which any executive officer of the Corporation was a director or member of the compensation committee.

      Mr. Berick retired on December 31, 2002 as a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was Chairman. Mr. Civiletti is chairman of Venable, Baetjer and Howard, LLP. These law firms are among those that provided legal services to the Corporation during 2002.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation paid or accrued to the Corporation’s former and current Chief Executive Officer and the four other most highly compensated executives of the Corporation for services to the Corporation in 2000, 2001 and 2002.

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation

						Awards
				Total
				Annual	Other		Number of	All
				Cash	Annual		Securities	Other
				Compen-	Compen-	Restricted	Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus(3)	sation(4)	sation(5)	Shares(1,2)	Options	sation(6)

Alfred Lerner	2002	$3,000,000	$6,000,000	$9,000,000	$0	$17,031,992	1,500,000	$62,581
Former Chairman and Chief Executive Officer	2001	2,500,000	5,000,000	7,500,000	0	20,381,250	3,375,000	0
of the Corporation (1933-2002)	2000	2,000,000	4,000,000	6,000,000	0	10,900,000	1,200,000	0
Charles M. Cawley	2002	3,000,000	3,000,000	6,000,000	312,949	20,031,992	3,000,000	443,456
Chief Executive Officer and	2001	2,500,000	5,000,000	7,500,000	462,805	20,381,250	3,375,000	393,208
President of the Corporation	2000	2,000,000	4,000,000	6,000,000	336,093	10,900,000	1,200,000	373,349
Bruce L. Hammonds	2002	2,394,213	2,500,000	4,894,213	0	9,540,000	450,000	201,188
Vice Chairman of the Corporation; Chairman	2001	1,800,000	4,000,000	5,800,000	25,360	5,540,625	1,800,000	203,743
and Chief Executive Officer of the Bank	2000	1,500,000	3,000,000	4,500,000	20,896	5,450,000	750,000	191,279
John R. Cochran III	2002	2,394,213	2,500,000	4,894,213	0	9,540,000	450,000	190,458
Vice Chairman of the Corporation; President	2001	1,800,000	4,000,000	5,800,000	24,770	5,540,625	1,800,000	191,049
and Chief Operating Officer of the Bank	2000	1,500,000	3,000,000	4,500,000	17,528	5,450,000	750,000	178,411
Lance L. Weaver	2002	1,915,375	2,000,000	3,915,375	77,848	7,280,000	300,000	162,985
Chief Administrative Officer of the	2001	1,546,150	3,000,000	4,546,150	144,551	3,693,750	1,200,000	166,025
Corporation and Senior Executive	2000	1,184,594	2,500,000	3,684,594	30,317	4,087,500	600,000	151,195
Vice Chairman of the Bank
Richard K. Struthers	2002	1,915,375	2,000,000	3,915,375	2,183	7,280,000	300,000	153,280
Chief Loan Officer of the Corporation and	2001	1,500,000	3,000,000	4,500,000	18,150	3,693,750	1,200,000	152,696
Senior Executive Vice Chairman of the Bank	2000	1,199,978	2,500,000	3,699,978	14,116	4,087,500	600,000	139,083

(1)	The total number of restricted shares held at December 31, 2002 and the value of these shares calculated by multiplying the number of shares held by the closing price of the common stock by each of the named executive officers on December 31, 2002, were:

	Number of	Value of
	Restricted	Restricted
	Shares	Shares

Charles M. Cawley	2,625,000	$49,927,500
Bruce L. Hammonds	1,796,620	34,171,712
John R. Cochran III	1,742,344	33,139,383
Lance L. Weaver	1,073,928	20,426,111
Richard K. Struthers	954,075	18,146,507

All of Mr. Lerner’s restricted shares vested upon his death. Dividends are paid on restricted shares from the grant date. For Mr. Cawley, the number of restricted shares held at year-end includes 894,020 restricted shares granted effective January 1, 2003.

(2)	Includes restricted shares granted during 2002 for each of the named executive officers. Also includes restricted shares granted in January 2003 in lieu of one-half of 2002 cash bonuses (based on the market price on the grant date) as follows: Mr. Cawley, $3,000,000; Mr. Hammonds, $2,500,000; Mr. Cochran, $2,500,000; Mr. Weaver, $2,000,000; and Mr. Struthers, $2,000,000. Restricted shares vest in the event of retirement, death or disability, or a change in control. The restricted shares granted in lieu of one-half of 2002 cash bonuses vest 40% on December 1, 2004 and 20% on December 1 of each of the following three years, or sooner in the event of retirement, death or disability, or a change in control.

(3)	For 2002, includes 2002 cash bonuses paid in January 2003. Mr. Lerner’s bonus was paid to his estate after his death. Does not include one-half of 2002 bonuses for Messrs. Cawley, Hammonds, Cochran, Weaver and Struthers paid in restricted shares of the Corporation’s common stock which are included under the “Restricted Shares” column.

(4)	Consists of all annual cash compensation included in the “Salary” and “Bonus” columns. The Compensation Committee determined to decrease Total Annual Cash Compensation for 2002 (except for Mr. Lerner). See the “Compensation Committee Report on Executive Compensation — Annual Compensation” on pages 13 to 14 of this Proxy Statement. Restricted shares were granted in lieu of one-half of 2002 cash bonuses as indicated in footnote 2 above.

(5)	Includes for Mr. Cawley amounts for airplane use and a personal assistant as follows: for 2002, $134,676 and $178,273; for 2001, $286,638 and $176,167; and for 2000, $213,071 and $123,022. Includes for Mr. Weaver $77,848 and $91,730 for airplane use for 2002 and 2001. The Corporation’s executive security program requires that covered senior executives and their family members use corporate aircraft for business and personal travel when available.

(6)	Includes amounts paid or accrued by the Corporation in 2002 as follows:

			Above-
			Market	Deferred
	Term Life	Split Dollar	Earnings On	Compensation	Payment In
	Insurance	Life Insurance	Deferred	Plan	Lieu Of
	Premiums	Premiums(a)	Compensation	Contributions	Dividends(b)

Alfred Lerner	$0	$0	$0	$0	$62,581
Charles M. Cawley	22,930	242,028	3,917	112,000	62,581
Bruce L Hammonds	9,736	98,147	5,536	87,769	0
John R. Cochran III	8,666	87,721	6,302	87,769	0
Lance L. Weaver	8,056	86,314	0	68,615	0
Richard K. Struthers	5,616	64,323	14,726	68,615	0

(a)	Entire amount of Split Dollar Life Insurance premiums will be repaid to the Corporation not later than the death of the executive.

(b)	Paid in October 2002 in lieu of dividends on certain restricted shares approved in 2002 for issuance in 2003.

2002 Option Grants

      The following table sets forth information concerning stock option grants to the named executive officers made in 2002.

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price Per	Expiration	Grant Date
Name	Granted(1)	in 2002	Share	Date	Present Value(2)

Alfred Lerner	1,500,000	7.31%	$23.47	12/31/11	$11,810,000
Charles M. Cawley	3,000,000	14.61	23.47	12/31/11	23,620,000
Bruce L. Hammonds	450,000	2.19	24.04	05/28/12	3,837,000
John R. Cochran III	450,000	2.19	24.04	05/28/12	3,837,000
Lance L. Weaver	300,000	1.46	24.04	05/28/12	2,558,000
Richard K. Struthers	300,000	1.46	24.04	05/28/12	2,558,000

(1)	The options granted to Messrs. Lerner and Cawley were exercisable upon grant. The options granted to the other named executives are exercisable in equal annual installments over a five-

year period beginning on December 1, 2002, and sooner in the event of a change in control or retirement, death or disability. Options expire ten years from grant. The options granted to Mr. Lerner will expire on October 22, 2003, as a result of his death.

(2)	Amounts reflect the estimated present value of the grant as of the grant dates (January 1, 2002 for the grants to Messrs. Lerner and Cawley and May 29, 2002 for the grants to the other named executives) using the Black-Scholes option pricing model. The following assumptions were used: (1) average expected life of 5 years for the immediately exercisable options granted to Messrs. Lerner and Cawley and 5.5 years for the options granted to the other named executives; (2) expected volatility or fluctuation of the Corporation’s stock price each year calculated based on historical fluctuations of 33.9% for the January 2002 grant and 34.3% for the May 2002 grant; (3) expected dividend yield for the Corporation’s stock of 1.08% for the January 2002 grant and 1.10% for the May 2002 grant calculated based on historical yield for both grants; and (4) discount for present value based on an annual rate of return of 4.44% for the January 2002 grant and 4.53% for the May 2002 grant, which were the approximate rates, at the time of grant of the options, for zero coupon U.S. government securities with maturity equal to the expected lives of the options. This estimate of value has been included solely for purposes of disclosure in accordance with the rules of the Securities and Exchange Commission. The actual value of the options will depend on the market price of the Corporation’s common stock on the dates the options are exercised. No realization of value is possible without an increase in the price of the Corporation’s common stock, which would benefit all stockholders.

Aggregated Option Exercises in 2002 and Option Values at December 31, 2002

      The following table sets forth information concerning stock options exercised by the named executive officers during 2002 and the values at year end 2002 of unexercised options held by these executive officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/02		at 12/31/02(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfred Lerner (3)	7,593,750	$168,915,959	11,934,375	0	$53,456,811	$0
Charles M. Cawley	1,762,500	22,296,487	8,179,710	0	3,101,290	0
Bruce L. Hammonds	705,706	14,165,118	4,652,110	2,025,000	35,046,656	1,715,250
John R. Cochran III	1,093,371	21,531,808	6,053,862	2,025,000	57,157,759	1,715,250
Lance L. Weaver	379,687	6,793,954	2,692,500	1,395,000	12,660,475	1,353,775
Richard K. Struthers	629,820	12,998,305	3,127,679	1,395,000	19,169,412	1,353,775

(1)	Represents the difference between the fair market value of the shares of common stock for which options were exercised in 2002 and the exercise price of the options.

(2)	Represents the difference between the fair market value of the option shares (based on $19.02 per share, the closing price of the common stock on the New York Stock Exchange on December 31, 2002) and the exercise price of the options.

(3)	At December 31, 2002, Mr. Lerner’s options were held by the Estate of Alfred Lerner. These options will expire on October 22, 2003, as a result of Mr. Lerner’s death.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table shows, as of December 31, 2002, certain information with respect to compensation plans under which equity securities of the Corporation are authorized for issuance to participants.

			(c) Number of securities
			remaining available for future
	(a) Number of securities	(b) Weighted-average	issuance under equity
	to be issued upon exercise	exercise price of	compensation plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders	110,728,018	$16.05	15,846,204
Equity compensation plans not approved by security holders	0	0	0

Total	110,728,018	$16.05	15,846,204

      The 1997 Long Term Incentive Plan authorizes the issuance of stock options and restricted shares for up to 10% of fully diluted shares outstanding. As options are exercised or restricted shares vest, additional shares become available for grants. The Plan limits the number of stock options that may be issued to any officer in any calendar year to 3,375,000 and the number of restricted shares (other than restricted shares issued in lieu of a cash bonus) that may be granted in any calendar year to all Plan participants to 3,000,000. The Plan prohibits repricing of stock options. The Corporation does not have any compensation plans under which equity securities of the Corporation are authorized for issuance that have not been approved by stockholders.

Retirement Plans

      The following table sets forth approximate annual retirement benefits for retirement at age 65 payable under the Corporation’s defined benefit pension plan.

	Years of Service
Average Annual
Compensation	15	20	25	30	35

$2,000,000	$50,702	$67,603	$84,504	$101,405	$118,306
2,500,000	50,702	67,603	84,504	101,405	118,306
3,000,000	50,702	67,603	84,504	101,405	118,306
3,500,000	50,702	67,603	84,504	101,405	118,306

      Benefits are calculated based on average annual compensation, which includes salary, but not bonuses, and may not exceed $200,000 pursuant to Internal Revenue Code limitations. The limit is adjusted periodically for inflation. Because of this limitation, the compensation used to determine benefits payable under the pension plan for each of the named executive officers is $200,000. Annual benefits at normal retirement are 1.3% of average annual compensation times years of credited service plus .5% of average annual compensation in excess of covered compensation times years of credited service. Average annual compensation is determined by averaging the 60 consecutive months of compensation out of the last 120 months that yield the highest average. Covered compensation is the 30-year average of amounts with respect to which Social Security taxes must be paid. Benefits payable under the pension plan are not subject to deductions for Social Security and other offset amounts.

      Credited years of service under the pension plan for the persons named in the Summary Compensation Table are as follows: Mr. Cawley, 29 years; Mr. Hammonds, 23 years; Mr. Cochran, 26 years; Mr. Weaver, 10 years; and Mr. Struthers, 23 years. Mrs. Lerner receives an annual pension benefit of $55,425. Past service to MNC Financial, Inc., the former parent company of the Bank, is included in credited years of service. As noted above, the compensation covered under the pension plan for all of the above named persons is limited to $200,000.

      The executive officers named in the Summary Compensation Table (except for Mr. Lerner who did not participate in this Plan at his request) participate in a supplemental retirement plan which provides a retirement benefit equal to 80% of the participant’s highest average salary for any 12 month period during the 72 months preceding retirement, with salary capped at $3,000,000 for this purpose. Benefits are reduced by pension and Social Security benefits. The plan also provides for salary continuation in the event of the death or disability of the participant. Participants must remain employed until age 60 to receive a retirement benefit. Annual retirement benefits at age 65 under the plan based on 2003 salaries, net of pension and Social Security benefits, would be approximately: Mr. Cawley, $2,263,000; Mr. Hammonds, $1,861,000; Mr. Cochran, $1,840,000; Mr. Weaver, $1,489,000; and Mr. Struthers, $1,439,000. The Corporation has obtained insurance on the lives of participants (other than Mr. Lerner, who did not participate in the Plan at his request) and expects over time to recover from the proceeds of the insurance the cost of benefits paid under the plan and premiums for the insurance.

Retirement and Consulting Agreement

      In November 2002, the Compensation Committee approved a retirement and consulting agreement with Mr. Cawley pursuant to which the Corporation agreed to provide certain benefits to Mr. Cawley upon retirement. Mr. Cawley was the senior member of the management team that established the Bank in 1982 and with Al Lerner, the former Chairman and Chief Executive Officer and principal stockholder of the Corporation, led the Corporation from its initial public offering in 1991 to become the largest independent credit card lender in the world. The agreement formalizes what had been an informal understanding with Mr. Cawley and provides certainty for him and the Corporation concerning the type and scope of benefits he will receive upon his retirement. Mr. Cawley has no current plans to retire.

      Pursuant to the agreement, the Corporation will provide Mr. Cawley with a furnished office, as well as an assistant and a secretary on a full-time basis, and will continue to provide medical benefits to Mr. Cawley and his spouse and security services for Mr. Cawley and his family on the same basis as provided prior to his retirement. Security services will include non-exclusive use of corporate aircraft for business and personal travel. The Corporation will pay the cost of all such travel, but Mr. Cawley will be responsible for reimbursing the Corporation for personal use in excess of $250,000 per year determined using IRS rates for imputation of income for personal use of corporate aircraft. Mr. Cawley agreed not to disclose any confidential information about the Corporation or its business or compete with the Corporation, including by providing services, directly or indirectly, in any capacity, anywhere in the world, to any credit card or charge card issuer or any consumer lender. In addition, Mr. Cawley agreed to provide consulting services to the Corporation on terms mutually agreed to by the Corporation and Mr. Cawley when appropriate. The Corporation agreed to continue the same benefits for his spouse for life following his death.

STOCK PERFORMANCE GRAPH

      The following chart compares the total return on the Corporation’s common stock from December 31, 1997 through December 31, 2002 to the total return of the S&P 500 and S&P Financial Indices for the same periods. The graph assumes that the value of the investment in the Corporation’s common stock and each index was $100 at December 31, 1997 and that all dividends were reinvested. While total return comparisons may be useful to investors in gauging the performance of the Corporation’s common stock, in the opinion of the Corporation’s management and Board of Directors, the total return on the Corporation’s common stock may not necessarily relate directly to the performance of the Corporation’s management and should be used only as one of several important measures including, for example, net income, managed loans, new accounts, managed credit losses, customer retention, and operating efficiency.

      At year-end 2002, the total return on the Corporation’s common stock from December 31, 1997 was 66%, compared to the total return on the S&P Financial Index of 12% and the S&P 500 Index of -3%. The average annual total return on the Corporation’s common stock for this period was 12.9%. The measurement points used in the graph and set forth below are based on an initial investment of $100.

December 31,	MBNA	S&P Financials	S&P 500

1998	138	111	129
1999	153	116	156
2000	209	146	141
2001	202	131	125
2002	166	112	97

CERTAIN RELATIONSHIPS

      The Corporation’s directors, executive officers, certain members of their immediate families and certain affiliated companies hold credit cards or other lines of credit issued by the Corporation in the ordinary course of business, on the same terms prevailing at the time for those issued to other persons.

      In 1999 the Board of Directors approved a ten-year marketing agreement with the Cleveland Browns football team, then owned by Alfred Lerner and now owned by Randolph D. Lerner. The Corporation pays the Cleveland Browns approximately $3,000,000 per year for marketing rights. The Corporation believes that the terms of its agreement with the Browns are fair to the Corporation. The Corporation also has a five-year lease for one club suite in the Cleveland Browns stadium, with payments in 2002 of approximately $86,000, a ten-year lease for one club suite with payments in 2002 of approximately $256,000, and a ten-year contract for club seats with payments in 2002 of approximately $54,000.

      Mr. Cawley reimbursed the Corporation $94,000 for the time spent by employees of the Corporation for personal automobile maintenance and repair services and transporting automobiles for Mr. Cawley in 2002. The employees who provided these services are employed by the Corporation to service its vehicles. Mr. Cawley used a portion of their time and reimbursed the Corporation for the pro rata portion of the Corporation’s cost for salary, benefits and employment taxes for the employees.

      In consideration of Al Lerner’s long service to and outstanding leadership of the Corporation, in November 2002, the Compensation Committee approved an agreement to provide to Mrs. Norma Lerner, the widow of Al Lerner and a director of the Corporation, a furnished office and appropriate administrative support, continuation of medical benefits, and continued security services for her and her family on the same basis as provided prior to Mr. Lerner’s death. The agreement will continue in effect for Mrs. Lerner’s life. The security services will include use of corporate aircraft for business and personal travel. The agreement provides that Mrs. Lerner must reimburse the Corporation for the amount of corporate aircraft use for personal travel attributed to her and her family in excess of $250,000 annually. Mrs. Lerner has chosen to continue the practice followed by Al Lerner by reimbursing the Corporation for all incremental cost of personal use of corporate aircraft. For all other services in 2002 the incremental cost to the Corporation was approximately $32,000.

STOCKHOLDER PROPOSAL

      The Corporation has received notice that the following proposal will be presented at the Annual Meeting. Information on the name, address and beneficial ownership of the Corporation’s common stock by the proponent of this proposal will be provided promptly upon receiving an oral or written request. The Board of Directors disclaims any responsibility for the content of the proposal and supporting statement set forth below, which is presented as received from the proponent.

      “RESOLVED, that the shareholders of MBNA Corporation (“MBNA”) urge the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in MBNA’s income statement.

SUPPORTING STATEMENT

      Stock options comprise a significant portion of MBNA’s executive compensation. Between 1999 and 2001, CEO Alfred Lerner was awarded stock options valued at $39,639,500. President Charles Cawley received stock options valued at the same amount during that period.

      U.S. accounting principles allow companies to choose between two alternatives when accounting for fixed stock option awards like those made by MBNA: they can “expense” the awards, or recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. MBNA has elected footnote disclosure rather than expensing.

      We believe that expensing stock option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: “If stock options aren’t a form of compensation, what are they? If compensation isn’t an expense, what is it? And, if expenses shouldn’t go into the calculation of earnings, where in the world do they go?”

      The failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst’s Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor’s recently began calculating a “core earnings” number in which the cost of options is treated as an expense.

      We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 80 companies had announced their intention to expense stock options as of October 7, 2002, according to Investor Relations Business.

      Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to company rather than market or industry performance and which must be expensed. The Conference Board’s Commission on Public Trust and Private Enterprise recently recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

      Finally, we believe that not expensing stock options may lead to overuse by companies that see them as “free money.” As Standard & Poor’s put it in its recent report, “when something is significantly underpriced, it is often also substantially overconsumed.” We believe this concern is relevant to MBNA, since Institutional Shareholder Services, the largest proxy advisory service, has calculated that the total potential voting power dilution of MBNA’s equity compensation plans stands at 17.46%.

      We urge shareholders to vote FOR this proposal.”

BOARD OF DIRECTORS’ RESPONSE

      Current U.S. generally accepted accounting principles permit companies to “expense” stock options in their income statements or disclose in a footnote the effect of expensing stock options. Companies that choose to switch to expensing stock options may use one of three different methods. The Financial Accounting Standards Board, which establishes GAAP, adopted the current rules in 1994 after extensive public debate. The FASB has announced that it is reconsidering its 1994 decision.

      The Corporation has chosen footnote disclosure rather than expensing stock options. In contrast to the FASB rules for expensing stock options, which permit use of any of three different methods to determine the financial impact, the footnote disclosure permits only one, uniform method. Applying this method, the Corporation’s disclosures, included in its annual reports beginning with 1995, show that the effect of expensing stock options on its fully diluted earnings per share was less than 5% in each of these years. The Corporation will continue to make these annual disclosures and in 2003 will begin to include them on a quarterly basis in its Form 10-Q.

      The Corporation’s stock option plan limits grants of stock options and restricted shares to 10% of fully diluted shares outstanding. In addition, each time an option is exercised or restricted shares are issued, the Corporation repurchases an equivalent number of shares. The Board believes these measures eliminate voting power dilution and limit other dilutive effects of options and thus believes the potential voting power dilution calculation done by Institutional Shareholder Services is incorrect.

      The proponents and opponents of expensing stock options both have good arguments. The Board will continue to monitor the FASB’s actions and will periodically reconsider this issue. Because there is no uniform expense method and the FASB is reconsidering its views, the Board believes it would not be prudent for the Corporation to switch accounting methods at this time.

      The affirmative vote of a majority of the shares cast at the meeting is required to approve the proposal.

      The Board of Directors recommends a vote AGAINST this proposal.

INDEPENDENT AUDITORS

      The Corporation has retained Ernst & Young LLP as its independent auditors for 2003. Ernst & Young LLP has served as the independent auditors for the Corporation since 1991.

      Representatives of Ernst & Young LLP will attend the Annual Meeting and may, but do not intend to, make a statement. They will respond to appropriate questions directed to them.

      The fees billed by Ernst & Young LLP for services rendered to the Corporation and its subsidiaries in 2001 and 2002 were as follows:

	2001	2002

Audit Fees	$1,880,000	$2,990,000
Audit-Related Fees	1,506,000	1,557,000
Tax Fees	2,600,000	6,777,000
All Other Fees	152,000	145,000

Audit Fees

      Audit fees are for the audit of the Corporation’s consolidated financial statements, for reviews of interim financial information included in the Corporation’s quarterly reports on Form 10-Q, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters, performance of statutory audits, and accounting and financial reporting work necessary to comply with generally accepted auditing standards.

Audit-Related Fees

      Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not reported under “Audit Fees” above. These services consist primarily of internal control and compliance procedures related to securitization trusts, employee benefit plan audits, issuance of agreed upon procedures reports in connection with the asset backed securitization transactions and review of certain regulatory filings and consultation on accounting matters.

Tax Fees

      Tax fees are for professional services for tax compliance, tax advice, and tax planning. The fees billed in 2002 are comprised of (i) non-recurring consulting services on corporate tax strategies ($4,700,000), (ii) non-recurring consulting services in connection with the $1.2 billion Alliance & Leicster loan portfolio and other portfolio acquisitions and international expansion ($1,217,000), and (iii) services for tax preparation and general tax advice ($860,000). Engaging Ernst & Young to provide tax consulting services and general tax advice provides the Corporation with substantial efficiency as a result of Ernst & Young’s familiarity with the Corporation’s business operations, personnel and financial and tax positions. The Audit Committee anticipates that the fees paid to the independent auditor for tax consulting services in 2003 will be substantially lower than in 2002 because these fees were primarily for non-recurring services. The Audit Committee believes that the provision of these tax consulting services was compatible with maintaining Ernst & Young LLP’s independence from the Corporation.

All Other Fees

      These fees are for assistance with the design and implementation of disaster recovery procedures.

Pre-Approval Policies and Procedures

      As a part of its annual engagement of the independent auditors, the Audit Committee approves the audit and audit-related services and recurring general tax services to be provided by the auditors during the year and the fees for such services. In August 2002, in anticipation of the SEC’s rules implementing the auditor independence provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee adopted an interim policy requiring its prior approval for all non-audit services, including non-recurring tax services, provided by the Corporation’s independent auditors. Under this policy, if the Audit Committee approves engaging the independent auditors for any non-audit service and establishes a budget for the cost of that non-audit service, the cost may not exceed the budgeted amount without the advance approval of the Audit Committee. The Audit Committee has delegated to a designated member of the Committee the authority to pre-approve permissible non-audit services to be provided by the independent auditors. The decision of the designated member of the Committee to pre-approve any such service must be presented to the Committee at its next meeting. In 2003 the Audit Committee will adopt a comprehensive policy on the prior approval of all audit and non-audit services as required by the new SEC rules on auditor independence.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Stockholder proposals to be included in the Corporation’s proxy material for the 2004 Annual Meeting of Stockholders must be received at the Corporation’s principal executive offices not later than November 29, 2003.

      With respect to any other stockholder proposals, a Corporation Bylaw provides that no business, including a nomination for election as a director, may be brought before an annual meeting of stockholders by any stockholder unless the stockholder has given written notice of the business to the Corporation’s Secretary not later than 90 days prior to the anniversary date of the previous year’s annual meeting. For the 2004 Annual Meeting of Stockholders, this deadline is February 6, 2004. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. A copy of the Bylaw may be obtained from the Secretary of the Corporation at the address set forth on the first page of this Proxy Statement.

OTHER BUSINESS

      As of the date of this Proxy Statement, the Corporation does not intend to bring any other matter before the meeting requiring action of the stockholders, nor does it have any information that any other matter will be brought before the meeting. However, if any other matter requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Corporation.

ANNUAL REPORT ON FORM 10-K

      The Corporation will provide without charge to each person solicited for a proxy, on the written request of any such person, a copy of the Corporation’s Annual Report on Form 10-K for its most recently completed fiscal year. Requests should be directed to David W. Spartin, Secretary, at the address set forth on the first page of this Proxy Statement.

March 28, 2003

Appendix

MBNA Corporation

MBNA America Bank, N.A.
MBNA America (Delaware), N.A.

Audit Committee

CHARTER

Organization

      The Audit Committee is a committee of the Board of Directors of MBNA Corporation (the “Corporation”) and MBNA America Bank, N.A. and MBNA America (Delaware), N.A. (the “Banks”) and is authorized to perform its functions for and on behalf of these entities. The Committee shall have at least three members, one of whom shall act as chairman of the Committee. The members and the chairman of the Committee will be appointed each year by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. Members of the Committee, including the chairman, shall meet the independence, experience and other requirements of the New York Stock Exchange and banking regulations as applicable. Upon adoption of the rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Committee shall be a “financial expert” as defined by such rules, or if no member qualifies, the required disclosure shall be made providing the reasons therefor.

      No director may serve as a member of the Committee if such director serves on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Corporation’s annual proxy statement.

      The Committee shall meet at least quarterly. A majority of members is required for a quorum. The Committee shall maintain minutes of each meeting and provide them to all members of the Board, and shall report on matters considered at Committee meetings to the Board at the next quarterly Board meeting. The Committee shall meet at least quarterly separately with management, separately with the internal auditors and separately with the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately.

Purpose

      The purposes of the Audit Committee are to:

1.	assist Board oversight of (i) the integrity of the Corporation’s and the Banks’ financial statements, (ii) the Corporation’s and the Banks’ compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Corporation’s and the Banks’ internal audit function and independent auditors; and

2.	prepare the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

      The function of the Committee is oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters, as the Board deems appropriate. The Committee’s role is limited to this oversight. The management of the company is responsible for the preparation and presentation of the company’s financial statements and the integrity and objectivity of such information. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors are responsible for conducting audits and reviews of the company’s financial statements in accordance with generally accepted auditing standards.

Duties and Responsibilities

      1. With respect to the internal auditors, the Committee shall:

(a)	review the internal audit plan each year, and any significant changes to the plan during the year

(b)	ensure that the Corporate Auditor has full access to the company’s books, records and personnel

(c)	review all reports from the Corporate Auditor

(d)	review progress of the internal audit group

(e)	review any major issues as to the adequacy of the company’s internal controls, and any special audit steps adopted in light of material control deficiencies

(f)	review reports on any significant internal fraud issues

(g)	review the performance and independence of the Corporate Auditor

(h)	review regulatory reports and management’s response to regulators’ recommendations

      2. The independent auditors are accountable to the Board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate the independent auditors. With respect to the independent auditors, the Committee shall:

(a)	annually appoint the independent auditors

(b)	review and approve audit scope, fees and terms of engagement, as well as all non-audit engagements

(c)	at least annually receive from the independent auditors a formal written statement describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the auditors and the company, including each non-audit service provided to the company and the matters set forth in Independence Standards Board No. 1 and discuss with the auditors any disclosed relationships or services that may impact the quality of the audit services or the auditors’ objectivity and independence

(d)	review and evaluate the qualifications, performance and independence of the auditors’ lead partner

(e)	discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner, and consider whether there should be a regular rotation of the audit firm itself

(f)	take into account the opinions of management and the company’s internal auditors in assessing the independent auditors’ qualifications, performance and independence

(g)	evaluate the performance of the independent auditors and, if so determined by the Committee, replace the independent auditors

(h)	establish hiring policies for employees or former employees of the independent auditors

      3. The Committee shall review with management and the independent auditors the annual audited financial statements and quarterly financial statements and other financial reporting matters, including:

(a)	the Corporations’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

(b)	significant transactions which are not a normal part of the company’s operations

(c)	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles

(d)	significant adjustments proposed by the independent auditors, including any such adjustments not made

(e)	analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements

(f)	the selection, application and disclosures of critical accounting policies

(g)	effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the company’s financial statements

(h)	the matters required to be discussed with the independent auditors by Statement of Auditing Standards No. 61, “Communications With Audit Committees” including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements

(i)	any difficulties encountered by the independent auditors in the course of the audit work, including any restriction on the scope of their activities or on access to requested information, and any significant disagreements with management

(j)	instances where management has obtained second opinions from other auditors, any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise), and any communications between the audit team and the auditors’ national office regarding auditing or accounting issues presented by the engagement

(k)	any management or internal control letter issued, or proposed to be issued, by the independent auditors and management’s response thereto

(l)	discussion of earnings press releases, as well as the types of financial information and earnings guidance (if any) provided to analysts and rating agencies

(m)	discussion of guidelines and policies governing the process by which senior management assesses and manages the company’s exposure to risk, and the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

(n)	the responsibilities, budget and staffing of the company’s internal audit function

      4. The Committee shall approve the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

Performance Evaluation

      The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation shall be conducted in such manner as the Committee deems appropriate, and may be a written or oral report.

Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee.

Resources and Authority

      The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of independent counsel and other advisors, including outside auditors for special audits, reviews and other procedures, as it deems appropriate, without seeking the approval of the Board or management.

  PRINTED ON RECYCLED PAPER

MBNA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James H. Berick, Charles M. Cawley and Benjamin R. Civiletti, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the common stock of MBNA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on May 6, 2003 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

     The Board of Directors recommends a vote FOR proposal 1.

1.	Election of Directors

❑ FOR all nominees listed below	❑WITHHOLD AUTHORITY
to vote for all nominees listed below

NOMINEES: James H. Berick, Charles M. Cawley, Benjamin R. Civiletti, William L. Jews, Norma Lerner, Randolph D. Lerner, Stuart L. Markowitz, William B. Milstead, Michael Rosenthal

INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee’s name.

(continued on reverse side)

(continued from front)

     The Board of Directors recommends a vote AGAINST proposal 2.

2.	Stockholder Proposal

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	Transaction of whatever other business may properly be brought before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposal 1 and AGAINST Proposal 2.

     Please sign exactly as name appears below. When shares are held jointly, any co-owner may sign unless the Secretary of the Corporation has been given notice to the contrary and has been furnished with a copy of the order or instrument which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2003

Signature:

Please mark, sign, date and return this proxy card promptly in the enclosed envelope